UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 16, 2009

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

Registrant’s telephone number, including area code:     626-303-7902

                                    Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

A.  In connection with the sale of 4,555,319 shares of common stock (as described below) the Company and certain of its existing investors agreed on June 16, 2009 and June 17, 2009 to the purchase and sale of the shares of common stock at a price of $1.88.  On June 17, 2009, STAAR entered into a written agreement with some of the investors memorializing this arrangement, the form of which is filed with this report as Exhibit 10.74. The foregoing summary is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement.

B.  On June 24, 2009, the Company and Broadwood Partners, L.P. (“Broadwood”) entered into an Amendment Agreement amending the Temporary Waiver between the parties dated April 2, 2009 with respect to the Senior Secured Promissory Note held by Broadwood (the “Note”).  The Amendment Agreement clarifies that, because STAAR’s deposit with the court has stayed enforcement of judgment in the Parallax case, no default has occurred under the Note, notwithstanding the increase in interest payable under the Note to 20%. The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment Agreement, a copy of which is filed with this report as Exhibit 10.75.

Item 5.02  Election of Directors

On June 24, 2009, Richard (Randy) A. Meier was elected to the Board of Directors by a unanimous vote of the Board.  In connection with his election the Board increased its size to seven members.

Mr. Meier, age 49, served as President and Chief Operating Officer of Advanced Medical Optics from February 2007 through February 2009, when it was acquired by Abbott Laboratories.  From April 2006 to February 2007, Mr. Meier was Advanced Medical Optics’ Executive Vice President, Operations; President, Global Eye Care; and Chief Financial Officer. From February 2004 to April 2006, he was Advanced Medical Optics’ Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier was Corporate Vice President and Chief Financial Officer. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996.  Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Saloman Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.

Mr. Meier currently serves as a Director at BioMarin Pharmaceutical Inc., a company that develops and commercializes biopharmaceutical treatments.  Mr. Meier is a graduate of Princeton University with a Major in Economics.

Mr. Meier’s election to the Board was not made pursuant to any arrangement or understanding.  Mr. Meier will be deemed an “independent director” under the rules of The Nasdaq Stock Market.  His membership on the Company’s standing committees of independent directors has not been determined as of the date of this report.

Item 7.01 Regulation FD Disclosure

Closing of Offering of Common Stock

On June 19, 2009, the Company closed the offering and sale of 4,555,319 shares of its common stock at a price of $1.88 per share.  The shares were offered pursuant to a shelf registration statement that was declared effective by the U.S. Securities and Exchange Commission on June 12, 2009.  The offerings were effectuated through two registered direct offerings, one completed on June 16, 2009 for 4,255,319 shares and the other completed on June 17, 2009 for 300,000 shares.  A prospectus for each of the offerings was filed with the Securities and Exchange Commission.

The Company completed the offerings without the services of an underwriter and received net proceeds in the amount of approximately $8.5 million.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.74	Stock Purchase Agreement
10.75	Amendment Agreement between the Company and Broadwood Partners L.P., dated June 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

June 25, 2009	By:	/s/ Charles Kaufman
Charles Kaufman
Vice President and General Counsel